Exhibit 3.2

FIRST AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

OF

ALABAMA NATIONAL BANCORPORATION

ALABAMA NATIONAL BANCORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation at a regularly scheduled meeting held on February 16, 2005, adopted a resolution, filed with the minutes of the Board of Directors of the Corporation, setting forth and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Restated Certificate of Incorporation of Alabama National BanCorporation be amended by deleting Paragraph A of Article Fourth in its entirety and replacing such Paragraph A of Article Fourth with the following:

“A. The total number of shares of stock which the Corporation shall have the authority to issue is fifty million one hundred thousand (50,100,000) shares consisting of fifty million (50,000,000) shares of Common Stock, par value $1.00 per share (the “Common Stock”), and one hundred thousand (100,000) shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

SECOND: That pursuant to the above-described resolution of the Board of Directors of the Corporation, the above-described amendment was submitted to the Annual Meeting of the Stockholders of the Corporation held on May 4, 2005, upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of the Corporation as required by the General Corporation Law of the State of Delaware was voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Alabama National BanCorporation has caused this certificate to be signed by John H. Holcomb, III, its Chairman, and attested by Kimberly Moore, its Corporate Secretary, the 4th day of May, 2005.

/s/ John H. Holcomb, III
JOHN H. HOLCOMB, III Chairman

Attest:

/s/ Kimberly Moore
Kimberly Moore Corporate Secretary